UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2006

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of the Officer Severance Pay policy

On December 18, 2006, the Management Development and Compensation Committee (the “Committee”) of the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”) approved the Company’s Officer Severance Pay policy (the “Policy”). The Policy provides for severance payments and benefits to officers of the Company whose employment is terminated by the Company without Cause or by reason of disability and to any officer who voluntarily terminates his or her employment for “Good Reason,” as such terms are defined in the Policy. The severance payments and benefits under the Policy are as follows:

•	An amount equal to six months of base salary as of the last day of such officer’s employment, less certain deductions. However, if the officer enters into a general release in favor of the Company, the Company will instead pay an amount equal to 18 months base salary.

•	Severance payments will be paid as salary continuation payable on such officer’s regularly scheduled pay dates during the period beginning on the last day of such officer’s employment and ending on March 1 of the calendar year following such termination date. On March 1, any unpaid balance of the severance payments would be paid to the officer in a lump sum amount.

•	Continuation of participation in medical, prescription drug, dental, and vision benefit programs for 6 months after the last day of the officer’s employment (or for an aggregate of 18 months if the officer had delivered the general release). Participation would be at the same rate of premium payment by officer applicable to current employees.

•	Continuation of eligibility to participate in Company life insurance program to a maximum of six months after the last day of the officer’s employment, subject to the agreement of the life insurance provider.

•	Vesting of stock options stops on the last day of the officer’s employment and the former officer has three months after such date to exercise vested stock options, unless different terms apply under the applicable stock option plan(s). Any entitlement to performance share awards would be determined in accordance with the terms of the applicable plan.

•	An officer would be eligible for a quarterly cash incentive award for a fiscal quarter (if awards are granted) under the Company’s Officer Incentive Compensation Plan only if the officer’s last day of employment is on or after the last day of such fiscal quarter.

Under the Policy, the Company will not pay any severance payment or benefit of any kind to an officer terminated by the Company in connection with a divestiture of a business of the Company if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of his or her targeted annual cash compensation at the Company on the last day of employment. For purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to officer in connection with the disposition of the of the divested business. The Committee may pay additional severance to an executive officer if the Committee determines that an additional payment is in the Company’s best interests.

Extension of Termination of Employment Agreements

In addition, on December 18, 2006 the Committee approved the extension of the expiration date of the Termination of Employment Agreements that the Company has in place with its executive officers from December 31, 2006 to December 31, 2008. The Termination of Employment Agreements provide that in the event of certain changes in control, as defined in the agreements, the officer who is a party to such agreement and whose employment terminates, other than voluntarily or for cause, within 18 months after such change in control, will be entitled to termination pay equal to the lesser of a specified number of months’ target total cash compensation (base salary plus incentives) for the year in which the change in control occurs or $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Internal Revenue Code (the “Code”) or would make payment thereof non-deductible by the Company under Section 280G of the Code. The named executive officers’ Termination of Employment Agreements provide for payment of the following number of months’ target total cash compensation: C. Scott Kulicke, 30 months, and Jagdish (Jack) G. Belani, Maurice E. Carson, Bruce Griffing, and Charles Salmons, 18 months.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

December 20, 2006	By:	/s/ Maurice E. Carson
	Name:	Maurice E. Carson
	Title:	Vice President, Chief Financial Officer